Exhibit 99.3

October 17, 2014

Board of Directors

Zillow, Inc.

1301 Second Avenue

Seattle, Washington 98101

Re:	Amended Registration Statement on Form S-4 of
Zebra Holdco, Inc., filed October 17, 2014 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated July 28, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share, of Zillow, Inc. (the “Company”) of the Company Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of July 28, 2014 (the “Agreement”), by and among the Company, Zebra Holdco, Inc. and Trulia, Inc., taking into account the Trulia Merger (as defined in the Agreement).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Financial Advisor to Zillow”, “Background of the Mergers”, “Recommendation of the Zillow Board; Zillow’s Reasons for the Merger”, “Opinion of Financial Advisor to Zillow” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)